Exhibit 10.456

FIRST AMENDMENT

TO

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

BR BOCA JV MEMBER, LLC

THIS FIRST AMENDMENT to the Amended and Restated Limited Liability Company Agreement (the “Amendment”) of BR BOCA JV MEMBER, LLC, a Delaware limited liability company (the “Company”), is made as of February 15, 2017 and shall be effective as of the 6th day of January, 2017 (the “Amendment Date”), by BRG BOCA, LLC, a Delaware limited liability company (“BRG”), and BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND II, LLC, a Delaware limited liability company (“SOIF II”) (each, a “Member” and together, the “Members”).

RECITALS

WHEREAS, BR Boca JV Member, LLC was duly formed on June 21, 2016 pursuant to the Delaware Limited Liability Company Law, as amended from time to time (the “Act”).

WHEREAS, the initial members of the Company, BRG and SOIF II, entered into that certain Amended and Restated Limited Liability Company Agreement for the Company dated effective as of January 6, 2017 (the “LLC Agreement”).

WHEREAS, the Members desire to amend the LLC Agreement as of the Amendment Date to correct the scrivener’s error and otherwise on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the LLC Agreement is hereby modified and amended as set forth below. Capitalized terms used herein without definition shall have the meanings given in the LLC Agreement.

1.            Section 4(a) is hereby deleted in its entirety and replaced with the following:

(a)          Subject to Sections 7(d) and 7(e), the Company, and each of the Manager and the Management Committee on behalf of the Company (as applicable), (i) shall have and exercise all powers necessary, convenient, or incidental to accomplish its purposes as set forth in Section 3 and (ii) subject to Section 3, shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

2.           The last sentence of Section 5 is hereby deleted in its entirety and replaced with the following:

Subject to Section 7, the Members may act by written consent.

3.           Sections 7(a), 7(b) and 7(c) are hereby deleted in their entirety, and are replaced with the following:

(a)       Subject to Sections 7(d) and 7(e), as applicable, the business and affairs of the Company shall be managed by or under the direction of the Manager. The initial Manager shall be SOIF II. The Manager shall hold office until such Manager’s dissolution, death or resignation. Subject to the provisions of this Section 7 and Section 17, any successor Manager shall be appointed by a majority of the Membership Interests. Upon exercise by BRG in its capacity as optionee under the Option Agreement, BRG shall automatically succeed as, and become, Manager of the Company.

(b)       Powers. Subject to Sections 3, 7(d) and 7(e), the Manager shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Sections 3, 7(d) and 7(e), the Manager has the authority to bind the Company.

(c)       Manager as Agent. To the extent of its powers set forth in this Agreement and subject to Sections 7(d) and 7(e), the Manager is an agent of the Company for the purpose of the Company’s business, and the actions of the Manager taken in accordance with such powers set forth in this Agreement shall bind the Company.

4.          A new Section 7(e) is hereby added to the LLC Agreement, and shall read as follows:

(e)       Management Committee. BRG and SOIF II hereby establish a management committee (the “Management Committee”) and, subject to Section 7(d), grants to the Management Committee the sole and exclusive right, power and authority to make, approve or disapprove all Major Decisions (as hereinafter defined) on behalf of the Company. The Management Committee may appoint individuals to act its behalf pursuant to this Section 7(e), with such titles and authority as determined from time to time by the Management Committee.

(i)	For purposes of this Agreement, “Major Decision” means any decision for the Company to take, or refrain from taking, any action or incurring any obligation with respect to the following matters (or the effectuation of any such action or obligation):

(A)	any merger, conversion or consolidation involving the Company or any subsidiary or the sale, lease, transfer, exchange or other disposition of all or substantially all of the Company’s assets or all of the interests of the Members in the Company, in one or a series of related transactions;

(B)	any liquidation, dissolution or termination of the Company or any subsidiary;

(C)	giving, granting or undertaking any options, rights of first refusal, deeds of trust, mortgages, pledges, ground leases, security or other interests in or encumbering any real property owned by BR NCC Boca Apok Owner, LLC (such real property, collectively, the “Property”), any portion thereof or any other material assets;

(D)	selling, conveying or effecting any other direct or indirect transfer of the Property, any subsidiary or other material asset of the Company or any portion thereof or the entering into of any agreement, commitment or assumption with respect to any of the foregoing;

(E)	acquiring, directly or through any subsidiaries, by purchase, ground lease or otherwise, any real property or other material asset or the entry into of any agreement, commitment or assumption with respect to any of the foregoing, or the making or posting of any deposit (refundable or non-refundable);

(F)	taking any action by the Company or any subsidiary that is reasonably likely to result in any Member or any of its affiliates having individual liability under any so called “bad boy” guaranties or similar agreements provided to third party lenders in respect of financings relating to the Company, its subsidiaries or any of their assets which provide for recourse as a result of willful misconduct, fraud or gross negligence or failure to comply with the covenants or any other provisions of such “bad boy” guaranties;

(G)	institute or settle any Company or subsidiary legal claims in excess of $50,000;

(H)	employ, enter into any contract with (or materially modify any contract with), or otherwise compensate, directly or indirectly, the Manager or any affiliate of the Manager;

(I)	amend, modify, recast, refinance or replace any financing to which the Company or a subsidiary is a party or which encumbers the Property or any portion thereof;

(J)	incur on behalf of the Company or a subsidiary during any year any capital expenditures in excess of $50,000;

(K)	make any loan to any Member, except as expressly provided for in this Agreement; or

(L)	cause or permit the Company or a subsidiary to file for or fail to contest a bankruptcy proceeding, or seek or permit a receivership or make an assignment for the benefit of its creditors.

(ii)	The Management Committee shall consist of four (4) individuals appointed to act as “representatives” of the Member that appointed him or her (the “Representatives”) as follows: (a) BRG shall be entitled to designate two (2) Representatives to represent BRG; and (b) SOIF II shall be entitled to designate two (2) Representatives to represent SOIF II. The initial Representatives of BRG shall be Christopher J. Vohs and Michael. L. Konig. The initial Representatives of SOIF II shall be Jordan Ruddy and James G. Babb. BRG and SOIF II each represents, warrants and covenants that the Representatives designated by them have, and shall at all times have, the full power and authority to make decisions and vote as a member of the Management Committee, and that such Representatives’ votes as members of the Management Committee will be binding on each of them and any transferee of all or a portion of their Interest; unless and until such time as BRG or SOIF II or their transferee notifies the other Member of a change in a Representative, after which time this sentence shall apply only with respect to the replacement Representative.

(iii)	Each member of the Management Committee shall hold office until death, resignation or removal at the pleasure of the Member that appointed him or her. If a vacancy occurs on the Management Committee, the party with the right to appoint and remove such vacating Representative shall appoint his or her successor. A Member shall lose its right to have Representatives on the Management Committee, and its Representatives on the Management Committee shall be deemed to be automatically removed, as of the date on which such Member ceases to be a Member or as otherwise provided in this Agreement. If either BRG or SOIF II, or any affiliate thereof (any such party, for purposes of this Section 7(e), the “Transferor Party”), transfers all or a portion of its interest to any affiliate thereof pursuant to Section 16 hereof, which affiliate is thereafter admitted as a Member pursuant to Section 18 hereof, such affiliate (the “Transferee Affiliate”) shall automatically, and without any further action or authorization by any Member, succeed to the rights and powers of BRG or SOIF II (or the applicable Transferee Affiliate) under this Section 7(e) as may be agreed to between the Transferor Party, on the one hand, and the Transferee Affiliate to which the interest is being transferred, on the other hand, including the shared or unilateral right to appoint the Representatives that the Transferor Party was theretofore entitled to appoint pursuant to Section 7(e)(ii) hereof.

(iv)	The only Representatives required to constitute a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by BRG and one (1) Representative appointed by SOIF II; provided, however, that if BRG has not appointed at least one (1) Representative to the Management Committee at the time of such meeting (for example, if each BRG Representative has been removed and not replaced), then a quorum for a meeting of the Management Committee shall be one (1) Representative appointed by SOIF II. Each of the two (2) Representatives appointed by SOIF II shall be entitled to cast two (2) votes on any matter that comes before the Management Committee, and each of the Representatives appointed by BRG shall be entitled to cast one (1) vote on any matter that comes before the Management Committee. Approval by the Management Committee of any matter shall require the affirmative vote (including votes cast by proxy) of at least a majority of the votes of the Representatives then in office voting at a duly held meeting of the Management Committee.

(v)	Any meeting of the Management Committee may be held by conference telephone call, video conference or through similar communications equipment by means of which all persons participating in the meeting can communicate with each other. Participation in a telephonic and/or video conference meeting held pursuant to this Section 7(e) shall constitute presence in person at such meeting.

(vi)	Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Representatives having not less than the minimum of votes that would be necessary to authorize or take such action at a meeting at which all Representatives entitled to vote thereon were present and voted. All consents shall be filed with the minutes of the proceedings of the Management Committee.

(vii)	Except as otherwise expressly provided in this Agreement, none of the Members or their Representatives (in their capacities as members of the Management Committee only) shall have any duties or liabilities to the Company or any other Member (including any fiduciary duties), whether or not such duties or liabilities otherwise arise or exist in law or in equity, and each Member hereby expressly waives any such duties or liabilities; provided, however, that this Section 7(e)(vii) shall not eliminate or limit the liability of such Representatives or the Members (A) for acts or omissions that involve fraud, intentional misconduct or a knowing and culpable violation of law, or (B) for any transaction not permitted or authorized under or pursuant to this Agreement from which such Representative or Member derived a personal benefit unless the Management Committee has approved in writing such transaction in accordance with this Agreement; provided, further, however, that the duty of care of each of such Representatives and the Members is to not act with fraud, intentional misconduct or a knowing and culpable violation of law. Except as provided in this Agreement, whenever in this Agreement a Representative of a Member and/or a Member is permitted or required to make a decision affecting or involving the Company, any Member or any other person, such Representative and/or such Member shall be entitled to consider only such interests and factors as he, she or it desires, including a particular Member’s interests, and shall, to the fullest extent permitted by applicable law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any Member.

The LLC Agreement, as amended, remains in full force and effect, unmodified except as specifically set forth herein. In the event of any conflict between the provisions of this Amendment and the provisions of the LLC Agreement, the provisions of this Amendment shall govern and control. This Amendment shall be governed by the laws of the State of Delaware.

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IN WITNESS WHEREOF, the Members have executed this Amendment to be effective as of the Amendment Date set forth above.

MEMBERS:

BRG BOCA, LLC,
a Delaware limited liability company

By:	Bluerock Residential Holdings, L.P.,
a Delaware limited partnership
Its:	Sole Member

By:	Bluerock Residential Growth REIT, Inc.,
a Maryland corporation
Its:	General Partner

By:	/s/ Michael L. Konig
Name:	Michael L. Konig
Title:	Chief Operating Officer, Secretary and General Counsel

BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND II, LLC,
a Delaware limited liability company

By:	BR SOIF II Manager, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Jordan Ruddy
Name:	Jordan Ruddy
Title:	Authorized Signatory